Exhibit 99.1

AMENDMENT NO. 1

To

SECURITIES PURCHASE

AGREEMENT

This Amendment No. 1 (this “Amendment”) dated March 24, 2022 and effective as of February 17, 2022 (“Effective Date”) to Securities Purchase Agreement is made by and among RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Company”) and FirstFire Global Opportunities Fund LLC, a Delaware limited liability company (the “Holder”).

WHEREAS, Company and Holder (collectively, the “Parties”) are parties to that certain Securities Purchase Agreement dated as of February 17, 2021;

WHEREAS, the Parties wish to amend the governing law from the State of New York to the State of Delaware;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the Note and this Amendment, the Parties hereby agree as follows:

1. Amendments.

(a)	Section 8. entitled Governing Law; Miscellaneous. of the SPA shall be amended by replacing the first two sentences with the following: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions by this Agreement, the Note or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in the state courts of New York or in the federal courts located in the state of New York.

2. Miscellaneous.

(a) Effect of this Amendment. Except as amended hereby, the existing SPA is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as modified, amended and/or restated as set forth herein. In the event of any inconsistency or conflict between the provisions of the SPA and this Amendment, the provisions of this Amendment will prevail and govern. All references to the existing SPA shall hereinafter refer to the existing SPA as amended by this Amendment.

(b) No novation. The Parties agree that this Amendment Agreement does not create a novation.

(c) Governing Law. This Amendment Agreement, and the rights and obligations of the parties hereunder, will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(d) Entire Agreement. This Amendment and the SPA constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto. To the extent that certain Convertibl Promissory Note, dated February 17, 2021 (“Note”) and other related transaction documents contain references to the SPA that are inconsistent with the intent of this Amendment, this Amendment, the SPA as amended and other related transaction documents shall be deemed amended to be consistent with the intent of this Note, as amended.

(e) Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

(f) Counterparts. This Amendment may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Amendment dated March 24, 2022, with effect as of the Effective Date.

RESPIRERX PHARMACEUTICALS INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff E. Margolis
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Agreed and Accepted:

FirstFire Global Opportunities Fund LLC

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Manager

[Signature Page to 2020 Note Amendment]